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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                            PARADIGM TECHNOLOGY, INC.
--------------------------------------------------------------------------------

                                (NAME OF ISSUER)


                                  COMMON STOCK
--------------------------------------------------------------------------------

                         (TITLE OF CLASS OF SECURITIES)


                                    699005104
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                Page 1 of 5 Pages

-----------------------                                      -------------------
 CUSIP NO.   641149109            SCHEDULE 13G                PAGE 2 OF 5 PAGES
-----------------------                                      -------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            ATMEL CORPORATION
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          INAPPLICABLE
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
            INAPPLICABLE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                      0 SHARES
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                       0 SHARES
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                     0 SHARES
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                 0 SHARES
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0 SHARES
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
            INAPPLICABLE
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
            CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                      --------------------
 CUSIP No.  641149109                                        Page 3 of  5 Pages
----------------------                                      --------------------


ITEM 1.
        (a)    Name of Issuer       PARADIGM TECHNOLOGY, INC.

        (b)    Address of Issuer's Principal Executive Offices
               71 VISTA MONTANA
               SAN JOSE, CA  95134

ITEM 2.
        (a)    Name of Person Filing
               ATMEL CORPORATION

        (b) Address of Principal Business Office or, if none, Residence 2325 ORCHARD PARKWAY
               SAN JOSE, CA  95131

        (c)    Citizenship   N/A

        (d)    Title of Class of Securities COMMON STOCK

        (e)    CUSIP Number   699005104 (PARADIGM)


ITEM    3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
           13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent Holding Company, in accordance with
                Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

        (a)    0

----------------------                                      --------------------
 CUSIP No.  641149109                                        Page 4 of  5 Pages
----------------------                                      --------------------



        (b)    Percent of Class  0%

        (c)    Number of shares as to which such person has:

                 (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE                  0
                (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE                0
               (iii) SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF        0
                (iv) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF      0


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following |X|.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               INAPPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               INAPPLICABLE

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               INAPPLICABLE

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               INAPPLICABLE

----------------------                                      --------------------
 CUSIP No.  641149109                                        Page 5 of  5 Pages
----------------------                                      --------------------

ITEM 10.
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 13, 1998
                                   ---------------------------------------------
                                                        Date


                                                  /s/ Kris Chellam
                                   ---------------------------------------------
                                                      Signature


                                       Kris Chellam, Vice President, Finance &
                                     Administration and Chief Financial Officer
                                   ---------------------------------------------
                                                     Name/Title